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                                                                      EXHIBIT 15

                               TIME HORIZON FUNDS

                           DISTRIBUTION SERVICE PLAN



                 The Board of Trustees of Time Horizon Funds (the "Company") has adopted the following plan pursuant to the Investment Company Act of 1940 (the "Act") and Rule 12b-1 promulgated thereunder.

                 The Board of Trustees, in considering whether the Company should implement this Plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the various series of the Company (each a "Fund") for such purposes.

                 In voting to approve the implementation of this Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.

I.       DISTRIBUTION PLAN

                 The Funds will pay the distributor of shares of the Company (the "Distributor") for:

                 (a) expenses incurred in connection with the advertising and marketing of their respective shares, including but not limited to, advertising or marketing via radio, television, newspapers, magazines, telemarketing or direct mail solicitations;

                 (b) periodic payments made to securities dealers, financial institutions or other industry professionals such as investment advisers, accountants and estate planning firms (collectively, "Service Organizations"), for assistance in connection with the distribution (as the Securities and Exchange Commission construes such term under Rule 12b-1) of shares of the Funds in respect of the average daily value of the Funds' shares beneficially owned by persons ("Clients") for whom the Service Organization is the dealer of record or holder of record or with whom the Service Organization has a servicing relationship; and
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                 (c) expenses incurred in preparing, printing and distributing prospectuses for the Funds (except those used for regulatory purposes or for distribution to existing shareholders of the Funds, which is considered a non-12b-1 expense) and in implementing and operating this Combined Plan.

                 While this Plan is in effect, the Distributor will be compensated by the Funds for such distribution expenses which are incurred in connection with shares of the Funds on a monthly basis, at the annual rate of 0.75% of each Fund's average daily net assets during such month. These monthly payments to the Distributor shall be made in accordance with, and subject to, the conditions set forth in Part II of this Plan.

                 The payments to the Distributor are designed to compensate the Distributor for the expenses it incurs and the services it renders in distributing shares of the Funds. However, this Plan is a "compensation" plan, and the Distributor will receive payments hereunder even if the amount paid exceeds the Distributor's actual expenses. If in any year the Distributor's expenses incurred in connection with the distribution of shares of a Fund exceed the distribution fees paid by the Fund, the Distributor will recover such excess only if this Plan with respect to the Fund continues to be in effect in some later year when the payments hereunder exceed the Distributor's expenses. There is no limit on the periods during which unreimbursed expenses may be carried forward, although the Company is not obligated to repay any unreimbursed expenses for a Fund that may exist at such time, if any, as this Plan terminates or is not continued with respect to the Fund. No interest, carrying or finance charge will be imposed on any amounts carried forward.


II.      OTHER PROVISIONS

                 (a) The monthly payments to the Distributor under Part I of this Plan shall be made in accordance with, and subject to, the following conditions: (1) the calculation of a Fund's average daily net assets will not include those assets held in accounts opened via a transfer of assets from trust and agency accounts of Bank of America National Trust and Savings Association; and (2) the payments made out of or charged against the assets of a particular Fund shall be in payment for distribution expenses incurred on behalf of such Fund.


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                 (b)      Payments to a Service Organization made pursuant to
         Part I shall be subject to compliance by the Service Organization with the terms of an agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a client of a Service Organization that has entered into an agreement with the Distributor, but continues to hold shares of the Fund, the Distributor will be entitled to receive similar payments with respect to the assistance provided to such investor.

                 (c) For the purposes of determining the amounts payable under this Plan, the value of a Fund's net assets shall be computed in the manner specified in the Fund's prospectus as then in effect.

                 (d) The Distributor shall provide the Board of Trustees with a written report at least quarterly, of all amounts expended pursuant to
Part I of this Plan. The report shall state the purpose for which the amounts were expended.

                 (e) This Distribution Services Plan shall continue until October 31, 1996, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Distribution Services Plan.

                 (e) This Plan may be amended at any time by the Board of Trustees provided that (i) any amendment to increase materially the costs which any Fund may bear for distribution services pursuant to Part I of the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective Fund, and (ii) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph (d) hereof.

                 (f) This Plan is terminable, as to any Fund, without penalty at any time by a (i) vote of a majority of


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the Disinterested Trustees, or (ii) vote of a majority of the outstanding voting securities of such Fund.

                 (g) The Company's Board of Trustees has adopted this Plan as of June 12, 1995.

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